EXHIBIT 12

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital since the filing of the Schedule 13D/A on 2/4/26. All trades were effected in the open market.

Trade Date	Buy/Sell	Shares	Price
2/4/2026	Sell	40,992	12.03